EXHIBIT 10.1

AMENDMENT NO. 8 TO CREDIT AGREEMENT
This AMENDMENT NO. 8 TO CREDIT AGREEMENT (this “Amendment”), dated as of August 9, 2018, is among BABCOCK & WILCOX ENTERPRISES, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement described below) (in such capacity, the “Administrative Agent”), and each of the Lenders party hereto, and, for purposes of Sections 1, 2, 5, 6 and 8 hereof, acknowledged and agreed by certain Subsidiaries of the Borrower, as Guarantors.
W I T N E S E T H:
WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of May 11, 2015 (as amended by Amendment No. 1 to Credit Agreement, dated as of June 10, 2016, Amendment No. 2 to Credit Agreement, dated as of February 24, 2017, Amendment No. 3 to Credit Agreement, dated as of August 9, 2017, Amendment No. 4 to Credit Agreement, dated as of September 20, 2017, Amendment No. 5 to Credit Agreement, dated as of March 1, 2018, Amendment No. 6 to Credit Agreement, dated as of April 10, 2018, Consent and Amendment No. 7 to Credit Agreement, dated as of June 1, 2018 (“Amendment No. 7”), and from time to time further amended, supplemented, restated, amended and restated or otherwise modified, the “Credit Agreement”; capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have provided a revolving credit facility to the Borrower;

WHEREAS, the Borrower has requested that the Administrative Agent and the Required Lenders agree to, among other items, (i) adjust the financial covenants set forth in Section 7.16 of the Credit Agreement, and (ii) decrease the required minimum liquidity threshold as set forth in Section 7.18 of the Credit Agreement, and the Administrative Agent and the Lenders signatory hereto are willing to effect such amendments on the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Credit Agreement.

The Credit Agreement is, effective as of the Amendment No. 8 Effective Date, hereby amended as follows:

(a)	Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the following new definitions in the appropriate alphabetical order in Section 1.01:

“Amendment No. 8” means that certain Amendment No. 8, dated as of the Amendment No. 8 Effective Date, by and among the Borrower, the Administrative Agent and the Lenders party thereto, and acknowledged and agreed by the Guarantors.
“Amendment No. 8 Effective Date” means August 9, 2018, the date on which the conditions precedent to the effectiveness of Amendment No. 8 were satisfied.
“Customer Concessions” has the meaning specified in Section 6.38.

“Incremental Tranche A Term Loan Funding” means the Borrower’s receipt of net cash proceeds of at least $20,000,000 (which may be made in multiple fundings) in accordance with the terms and conditions of the Tranche A Last Out Facility Commitment Letter and the debt issuance described therein.

“Initial Tranche A Term Loan Funding” means the Borrower’s receipt of net cash proceeds of $10,000,000 in accordance with the terms and conditions of the Tranche A Last Out Facility Commitment Letter and the debt issuance described therein. For the avoidance of doubt, to the extent the extension of credit with respect thereto results in a Trigger Event or if on the date of funding thereof a Repayment Deadline exists, the proceeds thereof shall be applied to the Revolving Credit Loans in an amount equal to 100% of the excess above the thresholds set forth in the definition of “Trigger Event.”

“Minimum Customer Concessions Amount” has the meaning specified in Section 6.38.

“Project Burn” means the Asset Sale consummated pursuant to the Stock Purchase Agreement, in substantially the form provided to the Administrative Agent on

August 7, 2018, between Covanta Pasco, Inc. and Power Systems Operations, Inc.

“Tranche A Last Out Facility Commitment Letter” means each of (a) that certain letter regarding the last out term loan financing commitment, dated as of the Amendment No. 8 Effective Date, between Vintage Capital Management, LLC and B. Riley Financial, Inc. and (b) that certain letter regarding the last out term loan financing commitment, dated as of the Amendment No. 8 Effective Date, between the Borrower and Vintage Capital Management, LLC.

(b)
The definition of “Cash Interest Expense” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less, to the extent included in the calculation of Interest Expense of such Person for such period, (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, ~~and~~ (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) interest paid pursuant to the Second Lien Credit Agreement.

(c)
The definition of “Commitment Reduction Amount” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Commitment Reduction Amount” means (a) with respect to any reduction of the Revolving Credit Facility required by Section 2.06(b) related to a Prepayment Event under clause (a) of the definition thereof, the Net Cash Proceeds of such event required to be utilized pursuant to Section 2.05(b) to make such a prepayment (including any amount that may be retained by the Borrower pursuant to Section 2.05(b)(iv)), provided that (i) the Net Cash Proceeds received from the China JV sale shall not be deemed to be included in this definition of “Commitment Reduction Amount,” (ii) the Net Cash Proceeds received after the Amendment No. 6 Effective Date in connection with Prepayment Events on account of Recovery Events shall be excluded from “Commitment Reduction Amount,” ~~and~~ (iii) only 65% of the first $100,000,000 of the Net Cash Proceeds received after the Amendment No. 6 Effective Date in connection with Prepayment Events on account of Asset Sales (other than an Asset Sale pursuant to Section 7.04 (p)) shall be deemed to be included in this definition of “Commitment Reduction Amount,” and, (iv) provided that the Initial Tranche A Term Loan Funding has occurred, the first $25,000,000 of the Net Cash Proceeds received in connection with an Asset Sale permitted pursuant to Section 7.04(p) shall be excluded from this definition of “Commitment Reduction Amount” and (b) with respect to each Commitment Reduction Event, an amount equal to 50% of the aggregate principal amount of the incurrence of Indebtedness giving rise to such Commitment Reduction Event.

(d)	The definition of “Commitment Reduction Event” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:

“Commitment Reduction Event” means (i) the issuance or other incurrence by the Borrower or any of its Subsidiaries during the Relief Period of any unsecured Indebtedness pursuant to either (a) Section 7.01(i) in an aggregate principal amount outstanding in excess of $25,000,000 or (b) Section 7.01(o), in each case other than any such Indebtedness that constitutes Subordinated Debt, or (ii) any event described in clause (a) of Commitment Reduction Amount.

(e)	Clause (b)(vii) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:

(vii) (A) for any period that includes the fiscal quarter ended December 31, 2016, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Volund Projects in an aggregate amount not to exceed $98,100,000 and, (B) for any period that includes the fiscal quarter ended June 30, 2017, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Volund Projects in an aggregate amount not to exceed $115,200,000, (C) for any period that includes the fiscal quarter ended September 30, 2017, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $30,100,000, (D) for any period that includes the fiscal quarter ended December 31, 2017, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $38,700,000, (E) for any period that includes the fiscal quarter ended March 31, 2018, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $51,100,000 and (F) for any period that includes the fiscal quarter ended June 30, 2018, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Vølund Projects in an aggregate amount not to exceed $72,800,000;

(f)
Clause (b)(x) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(x) (x) with respect to the period commencing on July 1, 2017 through December 31, 2017, non-recurring charges incurred by the Borrower or its Subsidiaries in respect of business restructurings, provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (x) for any four consecutive Fiscal Quarter period shall not exceed $4,000,000, ~~and~~ (y) with respect to the period commencing on January 1, 2018 through December 31, ~~2018~~ 2019, non-recurring charges incurred by the Borrower or its Subsidiaries in respect of business restructurings to the extent disclosed in writing to the

Administrative Agent and in an amount not to exceed $26,300,000~~, provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (y) for any four consecutive Fiscal Quarter period shall not exceed $20,000,000~~.

(g)
Clause (b)(xi) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(xi) (x) fees and expenses paid in connection with or pursuant to Amendment No. 5, ~~and~~ Amendment No. 6 and Amendment No. 8 to the extent disclosed in writing to the Administrative Agent and in an amount not to exceed $~~11,000,000~~ 24,600,000, (y) fees and expenses of the Administrative Agent’s advisors, including FTI and Freshfields Bruckhaus Deringer US LLP and (z) any loss, charge, expense or other items that are payments of Obligations under the Second Lien Credit Agreement (as defined in the Second Lien Credit Agreement),

(h)
Clause (b)(xii) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(xii) for any period that includes the Fiscal Quarter ended September 30 ~~March 31~~, 2018, any amounts, to the extent not already included in Consolidated Net Income for such Fiscal Quarter and disclosed to the Administrative Agent and ~~or~~ its advisors ~~prior to April 5, 2018~~, committed ~~anticipated~~ to be received on account of Customer Concessions ~~contractual bonuses and liquidated damages relief~~ in an amount not to exceed $20,000,000 for such Fiscal Quarter;

(i)	Clause (c) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended as follows:

(i)	deleting “, and” and inserting “,” after the current clause (vii);

(ii)	deleting “.” and inserting “, and” after the current clause (viii); and

(iii)	inserting the new clause (ix) to read in its entirety as follows:

(ix) commencing with the Fiscal Quarter ending September 30, 2018, any income on account of any settlement of or payment in respect of any property or casualty insurance claim or professional liability insurance claims or any taking or condemnation proceeding relating to any asset of the Borrower or any Subsidiary.

(j)
The final paragraph in the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

For any period of measurement that includes any Permitted Acquisition or any sale, exchange or disposition of any Subsidiary or business unit of the Borrower or any Subsidiary, EBITDA (and the relevant elements thereof) shall be computed on a pro forma basis for each such transaction as if it occurred on the first day of the period of measurement thereof, so long as the Borrower provides to the Administrative Agent reconciliations and other detailed information relating to adjustments to the relevant financial statements (including copies of financial statements of the acquired Person or assets in any Permitted Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to demonstrate such pro forma calculations in reasonable detail. Notwithstanding the foregoing, no such pro forma adjustment will be required on account of income (i) in an amount not to exceed $3,000,000 in connection with the Borrower’s disposition of its indirect interest in the Stock or Stock Equivalents of Babcock & Wilcox Beijing Co., Ltd., or (ii) in connection with (x) the Orion Sale (as defined in that certain Consent and Amendment No. 7, dated as of June 1, 2018) or (y) any Asset Sale of Project Burn.

(k)
The definition of “Swing Line Sublimit” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Swing Line Sublimit” means an amount equal to ~~the lesser of (a) $25,000,000 or~~ $0.00 ~~and (b) the Revolving Credit Facility~~. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

(l)	Clause (b)(vi) of Section 2.05 (Prepayments) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“In the event, and on each occasion, at the close of any Business Day (the “Test Date”), the aggregate unrestricted cash and Cash Equivalents (a) of the Borrower and its Subsidiaries exceeds $50,000,000 ~~$60,000,000~~ or (b) of the Non-Loan Parties exceeds $45,000,000 (a “Trigger Event”), in either case for each of the preceding three Business Days, the Borrower shall prepay the Revolving Credit Loans in an aggregate amount equal to 100% of the amount of such excess such that after giving effect to such repayment, the Borrower and its Subsidiaries and/or the Non-Loan Parties, as applicable, do not hold unrestricted cash and Cash Equivalents in amounts in excess of the above (such mandatory prepayments to be applied as set forth in clause (ii) above) on or prior to (A) the first Business Day after the Test Date or (B) the third Business Day after the Test Date solely with respect to any cash held in a deposit account owned by a Foreign Subsidiary of the Borrower required to be used for such prepayment (each of such dates, a “Repayment Deadline”).”

(m)
Clause (e) of Section 4.03 (Conditions to All Credit Extensions) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(e)    (i) The Borrower shall be in pro forma compliance with the Senior Leverage Ratio level in effect for the Fiscal Quarter most recently tested calculated as if such Credit Extension had occurred on the first day of the four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered (including pro forma application of the proceeds of such Credit Extension) as of the date of such Request for Credit Extension, ~~and~~ (ii) no Trigger Event would result from such Credit Extension (including pro forma application of the proceeds of such Credit Extension) and no Repayment Deadline exists and (iii) Liquidity, as of the Business Day immediately prior to each of (x) the date of the applicable Committed Loan Notice and (y) the proposed date of the Credit Extension (which may be confirmed by electronic mail notice), shall not be less than (a) $50,000,000 or (b) after consummation of an Asset Sale permitted pursuant to Section 7.04(p) and the completion of the Initial Tranche A Term Loan Funding, $40,000,000, after giving pro forma effect to the application of proceeds of the good faith intended use of such Credit Extension.

(n)	Section 4.03 (Conditions to All Credit Extensions) shall be further amended by inserting the text “4.03(a), (b) and (e)” in replacement of the text “4.03(a) and (b).”

(o)	Section 6.32 (Teesside Project Update) of the Credit Agreement shall be amended and restated in its entirety as follows: “[Reserved].”

(p)	Section 6.34 (Completion of Vølund Project Milestones) of the Credit Agreement shall be amended and restated in its entirety as follows:

6.34    Completion of Vølund Project Milestones. The Borrower shall complete the specified milestones for each of the Vølund Projects in accordance with the schedule set forth on Exhibit A to Amendment No. 8.

(q)
Section 6.35 (Net Cash Proceeds from Asset Sales) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

6.35    Net Cash Proceeds from Asset Sales. The Borrower and its Subsidiaries shall have achieved the Sale Milestone prior to October 31, 2018 ~~March 31, 2019, provided that this covenant shall be deemed satisfied if the Borrower presents the Administrative Agent and the Required Lenders with signed bona fide offers for certain of the Selected Assets which would have produced Net Cash Proceeds in excess of $100,000,000 prior to March 31, 2019 and the Administrative Agent and the Required Lenders object to the terms and conditions of such documentation~~,

(r)	Article VI (Affirmative Covenants) shall be amended to insert the following as new affirmative covenants:

6.37    Delivery of Additional Materials. Prior to August 31, 2018, the Borrower shall deliver to the Administrative Agent and the Lenders any materials requested by the Administrative Agent in connection with the relief provided pursuant to Amendment No. 8, in form and substance reasonably satisfactory to the Administrative Agent.

6.38    Project Concessions. Prior to September 30, 2018, the Borrower shall enter into binding written agreements with certain of the Vølund Project counterparties and other stakeholders that provide a commitment or commitments the results of which will produce, subject to the satisfaction of the conditions and/or performance criteria if and as applicable to such commitments, an increase in the liquidity of the Borrower and its Subsidiaries during the term of such written agreements through cash contributions, cash loans to non-Loan Parties and/or forgiveness of indebtedness and performance obligations by such counterparties and stakeholders (i) in an aggregate amount of not less than $25,000,000 (the “Minimum Customer Concession Amount”), provided that, with respect to any forgiveness of obligations, the designated value thereof shall be acceptable to the Administrative Agent, (ii) to the extent such liquidity increase is in the form of cash contributions or cash loans, receipt of such executed loan commitment documents from the providers of such funding no later than September 30, 2018 and (iii) in form and on terms and conditions reasonably acceptable to the Administrative Agent (such increases in liquidity, the “Customer Concessions”).

(s)	Section 7.01 (Indebtedness) of the Credit Agreement shall be amended by:

(i)	deleting “; and” after current clause (o) thereof;

(ii)	inserting “and” after current clause (p) thereof;

(iii)	inserting new clause (q) to read in its entirety as follows:

(q)     Indebtedness arising from agreements of the Borrower or its Subsidiaries providing for the commitments or implementation of Customer Concessions;

(t)	Section 7.04 (Asset Sales) of the Credit Agreement shall be amended by:

(i)	deleting the word “and” after current clause (n) thereof;

(ii)	deleting the period and inserting “; and” after current clause (o) thereof;

(iii)	inserting new clause (p) to read in its entirety as follows:

(p)    any Asset Sale of Project Burn, provided that the Initial Tranche A Term Loan Funding shall have been made available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day prior to the consummation thereof.

(u)	Section 7.16 (Financial Covenants) of the Credit Agreement shall be amended and restated in its entirety as follows:

7.16    Financial Covenants.

(a)
Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter of the Borrower set forth below to be less than the ratio set forth below opposite such period (provided that, notwithstanding any Fiscal Quarter not being included in the below, the Borrower shall include a reasonably detailed calculation of the Interest Coverage Ratio in the Compliance Certificate delivered pursuant to Section 6.01(c) with respect to such Fiscal Quarter):

Fiscal Quarters Ending	Minimum Interest Coverage Ratio
June 30, 2018	1.00:1:00
September 30, 2018	1.25:1:00
December 31, 2018	2.00:1:00
March 31, 2019	2.50:1:00
June 30, 2019	3.50:1:00
September 30, 2019	3.50:1:00
December 31, 2019 and the last day of each Fiscal Quarter ending thereafter	3.50:1:00

(b)
Senior Leverage Ratio. The Borrower shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period (provided that, notwithstanding any Fiscal Quarter not being included in the below, the Borrower shall include a reasonably detailed calculation of the Senior Leverage Ratio in the Compliance Certificate delivered pursuant to Section 6.01(c) with respect to such Fiscal Quarter):

Fiscal Quarters Ending	Maximum Senior Leverage Ratio
June 30, 2018	9.75:1:00
September 30, 2018	9.75:1:00
December 31, 2018	4.00:1:00
March 31, 2019	3.50:1:00
June 30, 2019	2.25:1:00
September 30, 2019	2.25:1:00
December 31, 2019 and the last day of each Fiscal Quarter ending thereafter	2.25:1:00

(v)	Section 7.18 (Minimum Liquidity) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

7.18    Minimum Liquidity. The Borrower shall not permit Liquidity as of the last Business Day of any calendar month, commencing on the calendar month ending August 31, 2017, to be less than (a) $50,000,000 ~~$65,000,000~~ or (b) after the consummation of an Asset Sale permitted pursuant to Section 7.04(p) and the completion of the Initial Tranche A Term Loan Funding, $40,000,000 ~~satisfaction of the Sale Milestone, $75,000,000~~ as demonstrated by a certificate of a Responsible Officer delivered within 15 days of the end of the relevant calendar month certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent.

(w)	Section 7.19 (Additional Charges) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

7.19    Additional Charges. Commencing with the quarter ending September 30, 2018 ~~June 30, 2018~~, the Borrower shall not permit the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced in connection with the Vølund Projects contracts with the counterparties listed on Exhibit B to Amendment No. 5 to exceed $15,000,000, net of, to the extent such amounts are included in Consolidated Net Income, the dollar amounts of any Customer Concessions, ~~contractual bonuses, liquidated damages relief, insurance recoveries, legal settlements, any other customer or vendor recoveries and other similar items in connection with the Vølund Projects,~~ provided that any amounts that are ~~permitted to be included in calculating EBITDA pursuant to clause (b)(xii) of the definition thereof shall not be~~ netted against such costs, expenses, losses and/or reductions may not be used to satisfy the requirement set forth in Section 6.38.

(x)	Clause (d) of Section 8.01 (Events of Default) of the Credit Agreement shall be amended to read in its entirety as follows:

(d)     Failure to Perform Covenants. any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 6.03(a), 6.08, 6.12 (with respect to the existence of the Borrower), 6.17, 6.25, 6.26, 6.34, 6.35, 6.37, 6.38 or Article VII or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent, any Lender or any L/C Issuer.

(y)	Section 8.01 (Events of Default) of the Credit Agreement shall be further amended by:

(i)	inserting the text “; or” in replacement of the text “.” at the end of clause (j);

(ii)	inserting new clause (k) and (l) to read in their respective entirety as follows:

(k) (x) the exercise of any rejection or termination right under any contract with respect to the Vølund Projects in accordance with the terms thereof pursuant to any written communication or notice or pursuant to any judicial, regulatory or administrative procedure and such rejection or termination is not cured or waived within 10 Business Days, (y) the rejection by OFGEM of any ROC accreditation application, or the delivery by a representative of OFGEM to any Loan Party or Subsidiary of the Borrower of any communication (written or oral) that OFGEM plans to reject any ROC accreditation application, in each case, with respect to any Vølund Project, or (z) (A) any Vølund Project counterparty or other Vølund Project stakeholder takes any material step to enforce any rights or remedies it may have with respect to Performance Guarantees it may have against any Loan Party as determined by the Administrative Agent based upon advice of counsel or the Engineering Consultant (as defined in Amendment No. 6), (B) the aggregate potential liability thereof exceeds $10,000,000 and (C) the relevant counterparties and/or stakeholders have not agreed to waive or postpone the exercise of such rights or remedies within 10 Business Days; or

(l) (x) a failure to fund the Initial Tranche A Term Loan Funding or the Incremental Tranche A Term Loan Funding in accordance with the terms under the Tranche A Last Out Facility Commitment Letter or hereunder, (y) the Borrower amends, supplements, waives or otherwise modifies (or permits the amendment, supplement or other modification of) the Tranche A Last Out Facility Commitment Letter or consents to the assignment of any obligations of Vintage Capital Management, LLC or B. Riley Financial, Inc. set forth therein without the prior written consent of the Administrative Agent, or (z) Vintage Capital Management, LLC or B. Riley Financial, Inc. (as applicable) amends, supplements, modifies, terminates, breaches, defaults under, or fails to perform the Tranche A Last Out Facility Commitment Letter or seeks to assign to any other party any obligations set forth therein without the prior written consent of the Administrative Agent; provided further that time is of the essence with respect to Vintage Capital Management, LLC’s and B. Riley

Financial Inc.’s obligations under the Tranche A Last Out Facility Commitment Letter.

2.	Additional Agreements and Acknowledgements.

(a)The Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender who consented to this Agreement by executing and delivering to the Administrative Agent a signature page hereto prior to the Amendment No. 8 Effective Date, an amendment fee equal to 30 basis points (0.30%) of the portion of the Revolving Credit Facility held by such Lender as of the Amendment No. 8 Effective Date of payable in immediately available funds upon the Amendment No. 8 Effective Date (the “Amendment Fees”).

(b)    Pursuant to Section 10.01 of the Credit Agreement, the Required Lenders approve and consent to the Borrower and the Administrative Agent entering into a mechanical amendment to the Credit Agreement for the purpose of (i) permitting an additional term loan facility under the Credit Agreement and the extension of credit and related obligations and liabilities arising from time to time thereunder on a subordinated basis to the Revolving Credit Facility and (ii) setting forth the lenders with respect to such term loan facility to participate in required votes or actions, which rights shall not adversely impact any other Lender’s ability to participate in any vote or action, in each case, with respect to the Tranche A Last Out Facility Commitment Letter and in accordance with the terms and conditions set forth in Exhibit B hereto. The Borrower and the Administrative Agent agree to negotiate in good faith such an amendment.

(c)    The Borrower, the Agent, and the Required Lenders reaffirm their agreement to negotiate in good faith modifications to (i) clause (e) of Section 7.03 (Investments) to limit the amount of Investments made by any Loan Party in any Foreign Subsidiary and (ii) clause (h) of Section 7.04 (Asset Sales), clause (b) of Section 7.05 (Restricted Payments), and clauses (a) and (b) of Section 7.06 (Fundamental Changes) to limit certain transactions with Foreign Security Providers. The Borrower reaffirms that the Borrower shall not, and shall cause its Subsidiaries not to, engage in any transactions with respect to its Foreign Subsidiaries outside of the ordinary course of business or outside of past practice prior to the effectiveness of such modifications, except as may be explicitly required by the Credit Agreement (as amended hereby).

(d)    The Borrower and the other Loan Parties each acknowledge and agree that the breach or failure to comply in any respect with the terms and conditions of this Section 2 shall constitute an immediate Event of Default under Section 8.01 of the Credit Agreement.

3.	Effectiveness; Conditions Precedent.
The amendments contained herein shall only be effective upon the satisfaction or waiver of each of the following conditions precedent (the date of satisfaction or waiver, the “Amendment No. 8 Effective Date”):

(a)	the Administrative Agent shall have received each of the following documents or instruments in form and substance acceptable to the Administrative Agent:

(i)	counterparts of this Amendment executed by the Loan Parties and the Required Lenders;

(ii)
a copy of a duly executed Tranche A Last Out Facility Commitment Letter, in form and substance satisfactory to the Administrative Agent, pursuant to which Tranche A Last Out Facility Commitment Letter (A) the lenders thereunder shall be committed to extend $30,000,000 in immediately available funds, net of any fees, interests, expenses and other amounts to be paid by the Borrower or its Subsidiaries in connection therewith, (B) the obligations in connection thereto shall be subordinated on terms satisfactory to the Administrative Agent, (C) the conditions to fund shall be on terms satisfactory to the Administrative Agent, (D) the lender with respect thereto shall waive voting and information rights in a manner satisfactory to the Administrative Agent and (E) the lender with respect thereto shall waive certain rights in connection with proceedings related to any Loan Party under any Debtor Relief Law in a manner satisfactory to the Administrative Agent.

(iii)
a certificate of the chief financial officer or treasurer of the Borrower certifying that as of the Amendment No. 8 Effective Date (A) all of the representations and warranties in this Amendment are true and correct in all material respects (or, to the extent any such representation and warranty is modified by a materiality or Material Adverse Effect standard, in all respects) as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent any such representation and warranty is modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date), (B) no Default shall exist, or would result from the occurrence of the Amendment No. 8 Effective Date and (C) that since December 31, 2017, there have not occurred any facts, circumstances, changes, developments or events which, individually or in the aggregate, have constituted or would reasonably be expected to result in, a Material Adverse Effect;

(iv)	satisfactory opinions of each of Loan Parties’ counsels regarding due execution, enforceability and non-contravention of law, in form and substance satisfactory to the Administrative Agent (and consistent in scope with the prior opinion delivered by the Loan Parties’ counsel to the Administrative Agent in connection with Amendment No. 6, which opinions shall also retroactively cover the above described scope with respect to Amendment No. 7); and

(v)
a solvency certificate, executed by a Responsible Officer of the Borrower in form and substance reasonably acceptable to the Administrative Agent, which, among other things, shall certify that the Borrower will be Solvent as of the date hereof and after giving effect to each of the consummation of the Orion Sale and the Project Burn Sale, individually and in the aggregate, on a pro forma basis.

(b)	the Administrative Agent shall have received on account of each Lender that consents to this Amendment, the Amendment Fees.

(c)
without prejudice to, or limiting the Borrower’s obligations under, Section 10.04 (Expenses; Indemnity; Damage Waiver) of the Credit Agreement, all outstanding fees, costs and expenses due to the Administrative Agent and the Lenders, including on account of Agent’s Legal Advisor and FTI, shall have been paid in full to the extent that the Borrower has received an invoice therefor (with reasonable and customary supporting documentation) at least two Business Days prior to the Amendment No. 8 Effective Date (without prejudice to any post-closing settlement of such fees, costs and expenses to the extent not so invoiced);

(d)	each of the representations and warranties made by the Borrower in Section 4 hereof shall be true and correct.

The Administrative Agent agrees that it will, upon the satisfaction or waiver of the conditions contained in this Section 3, promptly provide written notice to the Borrower and the Lenders of the effectiveness of this Amendment.

4.	Representations and Warranties.
In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders, for itself and for each other Loan Party, as follows:

(a)	that both immediately prior to and immediately after giving effect to this Amendment, no Default exists;

(b)	the representations and warranties contained in the Credit Agreement (as amended hereby) are true and correct in all material respects on and as of the date hereof (except to the extent that such representations and warranties (i) specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be true and correct in all respects);

(c)
the execution, delivery and performance by the Borrower and the other Loan Parties of this Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required, do not contravene any Loan Party or any of its Subsidiaries’ respective Constituent Documents, do not violate any Requirement of Law applicable to any Loan Party or any order or decree of any Governmental Authority or arbiter applicable to any Loan Party and do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person in order to be effective and enforceable;

(d)	this Amendment has been duly executed and delivered on behalf of the Borrower and the other Loan Parties;

(e)
this Amendment constitutes a legal, valid and binding obligation of the Borrower and the other Loan Parties enforceable against the Borrower and the other Loan Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

(f)
as of the date hereof, all Liens, security interests, assignments and pledges encumbering the Collateral, created pursuant to and/or referred to in the Credit Agreement or the other Loan Documents, are valid, enforceable, duly perfected to the extent required by the Loan Documents, non-avoidable, first priority liens, security interests, assignments and pledges (subject to Liens permitted by Section 7.02 of the Credit Agreement), continue unimpaired, are in full force and effect and secure and shall continue to secure all of the obligations purported to be secured in the respective Security Instruments pursuant to which such Liens were granted.

5.	Consent, Acknowledgement and Reaffirmation of Indebtedness and Liens.
By its execution hereof, each Loan Party, in its capacity under each of the Loan Documents to which it is a party (including the capacities of debtor, guarantor, grantor and pledgor, as applicable, and each other similar capacity, if any, in which such party has granted Liens on all or any part of its properties or assets, or otherwise acts as an accommodation party, guarantor, indemnitor or surety with respect to all or any part of the Obligations), hereby:

(a)	expressly consents to the amendments and modifications to the Credit Agreement effected hereby;

(b)
expressly confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which it is a party is, and all of the obligations and liabilities of such Loan Party to the Administrative Agent, the Lenders and each other Secured Party contained in the Loan Documents to which it is a party (in each case, as amended and modified by this Amendment), are and shall continue to be, in full force and effect and are hereby reaffirmed, ratified and confirmed in all respects and, without limiting the foregoing, agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, guaranties, grants of security interests and covenants contained in the Loan Documents;

(c)
to the extent such party has granted Liens or security interests on any of its properties or assets pursuant to any of the Loan Documents to secure the prompt and complete payment, performance and/or observance of all or any part of its Obligations to the Administrative Agent, the Lenders, and/or any other Secured Party, acknowledges, ratifies, remakes, regrants, confirms and reaffirms without condition, all Liens and security interests granted by such Loan Party to the Administrative Agent for their benefit and the benefit of the Lenders, pursuant to the Credit Agreement and the other Loan Documents, and acknowledges and agrees that all of such Liens and security interests are intended and shall be deemed and construed to continue to secure the Obligations under the Loan Documents, as amended, restated, supplemented or otherwise modified and in effect from time to time, including but not limited to, the Loans made by, and Letters of Credit provided by, the Administrative Agent and the Lenders to the Borrower and/or the other Loan Parties under the Credit Agreement, and all extensions renewals, refinancings, amendments or modifications of any of the foregoing;

(d)	agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens and security interests granted in or pursuant to the Loan Documents; and

(e)
acknowledges and agrees that: (i) the Guaranty and any obligations incurred thereunder, have been provided in exchange for “reasonably equivalent value” (as such term is used under the Bankruptcy Code and applicable state fraudulent transfer laws) and “fair consideration” (as such term is used under applicable state fraudulent conveyance laws) and (ii) each grant or perfection of a Lien or security interest on any Collateral provided in connection with Loan Documents, this Amendment and/or any negotiations with the Administrative Agent and/or the Lenders in connection with a “workout” of the Obligations is intended to constitute, and does constitute, a “contemporaneous exchange for new value” (as such term is used in section 547 of the Bankruptcy Code).

6.	Releases; Waivers.
(a)By its execution hereof, each Loan Party (on behalf of itself and its Affiliates) and its successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under any Loan Party, for its past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, the Lenders and each of the other Secured Parties, and the Administrative Agent’s, each Lenders’ and each other Secured Party’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, covenants, controversies, damages, judgments, expenses, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any so called “lender liability” claims, claims for subordination (whether equitable or otherwise), interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore have accrued against any of the Lender Parties under the Credit Agreement or any of the other Loan Documents, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof, in all cases of the foregoing in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”), in each case, other than Claims arising from Lender Parties’ gross negligence, fraud, or willful misconduct. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 6.
(b)By its execution hereof, each Loan Party hereby (i) acknowledges and confirms that there are no existing defenses, claims, subordinations (whether equitable or otherwise), counterclaims or rights of recoupment or setoff against the Administrative Agent, the Lenders or any other Secured Parties in connection with the Obligations or in connection with the negotiation, preparation, execution, performance or any other matters relating to the Credit Agreement, the other Loan Documents or this Amendment and (ii) expressly waives any setoff, counterclaim, recoupment, defense or other right that such Loan Party now has against the Administrative Agent, any Lender or any of their respective affiliates, whether in connection with this Amendment, the Credit Agreement and the other Loan Documents, the transactions contemplated by this Amendment or the Credit Agreement and the Loan Documents, or any agreement or instrument relating thereto.

7.	Entire Agreement.
This Amendment, the Credit Agreement (including giving effect to the amendments set forth in Sections 1), and the other Loan Documents (collectively, the “Relevant Documents”), set forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to any other party in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

8.	Full Force and Effect of Credit Agreement.
This Amendment is a Loan Document (and the Borrower and the other Loan Parties agree that the “Obligations” secured by the Collateral shall include any and all obligations of the Loan Parties under this Amendment). Except as expressly modified hereby, all terms and provisions of the Credit Agreement and all other Loan Documents remain in full force and effect and nothing contained in this Amendment shall in any way impair the validity or enforceability of the Credit Agreement or the Loan Documents, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Administrative Agent or any Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except in each case as expressly set forth herein. The Borrower acknowledges and expressly agrees that Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents (subject to any qualifications set forth therein), as amended herein.

9.	Counterparts; Effectiveness.
This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 5 above, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, electronic email or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

10.	Governing Law; Jurisdiction; Waiver of Jury Trial.
THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Sections 10.04, 10.14 and 10.15 of the Credit Agreement are hereby incorporated by herein by this reference.

11.	Severability.
If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	References.

All references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each reference to the “Credit Agreement”, (or the defined term “Agreement”, “thereunder”, “thereof” of words of like import referring to the Credit Agreement) in the other Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby and giving effect to the amendments contained in this Amendment.

13.	Successors and Assigns.
This Amendment shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the respective successors and assigns of the Borrower, the Lenders and the Administrative Agent.

14.	Lender Acknowledgment.
Each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment No. 8 Effective Date specifying its objection thereto.

15.	Amendments.

This Amendment may be amended, supplemented or otherwise modified only by a written agreement signed by the Borrower, the other Loan Parties, the Administrative Agent and the Required Lenders and none of the provisions hereof may be waived without the prior written consent of the Administrative Agent and the Required Lenders.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BABCOCK & WILCOX ENTERPRISES, INC.

By: /s/ Orville Lunking_________________________
Name: Orville Lunking
Title:    Vice President & Treasurer

Acknowledged and Agreed for purposes of Sections 1, 2, 5, 6 and 8 of the Amendment:

AMERICON EQUIPMENT SERVICES, INC.
AMERICON, LLC
BABCOCK & WILCOX CONSTRUCTION CO., LLC
BABCOCK & WILCOX EBENSBURG POWER, LLC
BABCOCK & WILCOX EQUITY INVESTMENTS, LLC
BABCOCK & WILCOX HOLDINGS, LLC
BABCOCK & WILCOX INDIA HOLDINGS, INC.
BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION
BABCOCK & WILCOX INTERNATIONAL, INC.
BABCOCK & WILCOX MEGTEC HOLDINGS, INC.
BABCOCK & WILCOX MEGTEC, LLC
BABCOCK & WILCOX POWER GENERATION GROUP CANADA CORP.
BABCOCK & WILCOX SPIG, INC.
BABCOCK & WILCOX TECHNOLOGY, LLC
BABCOCK & WILCOX UNIVERSAL, INC.
BABCOCK & WILCOX DE MONTERREY, S.A. DE C.V.
DELTA POWER SERVICES, LLC
DIAMOND OPERATING CO., INC.
DIAMOND POWER AUSTRALIA HOLDINGS, INC.

By: /s/ Robert P. McKinney_____________________
Name: Robert P. McKinney

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

Title:    Assistant Secretary
DIAMOND POWER CHINA HOLDINGS, INC.
DIAMOND POWER EQUITY INVESTMENTS, INC.
DIAMOND POWER INTERNATIONAL, LLC
DPS ANSON, LLC
DPS BERLIN, LLC
DPS CADILLAC, LLC
DPS FLORIDA, LLC
DPS GREGORY, LLC
DPS MECKLENBURG, LLC
DPS PIEDMONT, LLC
EBENSBURG ENERGY, LLC
MEGTEC ENERGY & ENVIRONMENTAL LLC
MEGTEC INDIA HOLDINGS, LLC
MEGTEC SYSTEMS AUSTRALIA INC.
MEGTEC TURBOSONIC INC.
MEGTEC TURBOSONIC TECHNOLOGIES, INC.
MTS ASIA, INC.
O&M HOLDING COMPANY
PALM BEACH RESOURCE RECOVERY CORPORATION
POWER SYSTEMS OPERATIONS, INC.
SOFCO EFS HOLDINGS LLC
THE BABCOCK & WILCOX COMPANY
UNIVERSAL AET HOLDINGS, LLC
UNIVERSAL SILENCER MEXICO II, LLC
UNIVERSAL SILENCER MEXICO, LLC

By: /s/ Robert P. McKinney_____________________
Name: Robert P. McKinney
Title:    Assistant Secretary

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

EBENSBURG INVESTORS LIMITED PARTNERSHIP

By: BABCOCK & WILCOX EBENSBURG POWER,             LLC, as General Partner

By: /s/ Robert P. McKinney_____________________
Name: Robert P. McKinney
Title:    Assistant Secretary

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

Administrative Agent:

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Bridgett J. Manduk Mowry__________
Name: Bridgett J. Manduk Mowry
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

Lenders:

BANK OF AMERICA, N.A., As Lender and Swing Line Lender
By: /s/ Tyler D. Levings___________________
Name: Tyler D. Levings
Title: Director
THE NORTHERN TRUST CO., as Lender
By: /s/ Robert P. Veltman_______________
Name: Robert P. Veltman
Title: Vice President

TD BANK, N.A., as Lender
By: /s/ Bethany H. Buitenhuys_____________
Name: Bethany H. Buitenhuys
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

UNICREDIT BANK AG, New York Branch, as Lender
By: /s/ Michael D. Novellino___
Name: Michael D. Novellino
Title: Director
By: /s/ Scott Obeck____________
Name: Scott Obeck
Title: Director

U.S. BANK, N.A., as Lender
By: /s/ David C. Heyson ____
Name: David C. Heyson
Title: Senior Vice President

WELLS FARGO BANK, N.A., as Lender
By: /s/ Reginald T. Dawson_______
Name: Reginald T. Dawson
Title: Senior Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender
By: /s/ Yurly A. Tsyganov____
Name: Yurly A. Tsyganov
Title: Director
By: /s/ Kathleen Sweeney_____
Name: Kathleen Sweeney
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as Lender
By: /s/ Mark Starnes__________
Name: Mark Starnes
Title: Vice President

THE BANK OF NOVA SCOTIA, as Lender
By: /s/ Justin Mitges_____________
Name: Justin Mitges
Title: Senior Manager
By: /s/ Rocco Fabiano_____________
Name: Rocco Fabiano
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

BNP PARIBAS, as Lender
By: /s/ Todd Rodgers______________
Name: Todd Rodgers
Title: Director
By: /s/ Joseph Mack______________
Name: Joseph Mack
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA, as Lender
By: /s/ David W. Stack________
Name: David W. Stack
Title: Senior Vice President

HANCOCK WHITNEY BANK, as Lender
By: /s/ Eric K. Sander_________
Name: Eric K. Sander
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Lender
By: /s/ Patricia S Carpen________
Name: Patricia S Carpen
Title: Executive Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 8 to Credit Agreement
Signature Page]

Exhibit A – Vølund Project Milestones

Project	Milestone(s)/Date
ARC	Preliminary Takeover / January 31, 2019
SKV40	Takeover / October 31, 2018
Templeborough	Takeover / October 31, 2018
Margam	Takeover / November 30, 2018
Teesside	Successful completion of G59 Test / September 30, 2018 Takeover / October 31, 2019
Dunbar	Takeover / October 31, 2018

Exhibit B – Terms and Conditions of Tranche A Last Out Facility

[Please see Attached]

BABCOCK & WILCOX ENTERPRISES, INC.
$35,000,000 TRANCHE A FACILITY

Capitalized terms used in this summary of terms and conditions (this “Term Sheet”) and not otherwise defined herein shall have the respective meanings given thereto in the Existing Facility.

TRANCHE A FACILITY:
$35,000,000, plus other amounts required to be funded on the Initial Funding Date (the “Tranche A Facility Commitment Amount”) last out term loan (“Tranche A Facility”) under the existing credit agreement, dated as of May 11, 2015 (as amended through the eighth amendment thereto, dated as of August 9, 2018, the “Existing Facility”), among Borrower, the Administrative Agent and each of the Lenders party thereto, that will yield at least $30 million-net cash proceeds to the Borrower. The Existing Facility will be further amended to incorporate the provisions of this Term Sheet (as amended, the “Amended Facility”).

AVAILABILITY:
The Tranche A Facility will be available on and after the Closing Date in multiple advances (each a “Tranche A Advance”), subject to minimum borrowing amounts as agreed upon with the Administrative Agent, as follows:
•    On the Initial Funding Date, a Tranche A Advance (the “Initial Tranche A Advance”) in an aggregate necessary to pay the Closing Fee and out-of-pocket fees and expenses described below, provided that the aggregate principal amount of such Tranche A Advance shall be sufficient to provide the Borrower with a minimum of $10,000,000 in net cash proceeds (such net cash proceeds, the “Initial Tranche A Advance Proceeds”). The only conditions precedent relevant to the such Tranche A Advance shall be the delivery of a borrowing notice in accordance with the terms of the Amended Facility and the consummation of Project Burn (the date thereof, the “Initial Funding Date”). Such Tranche A Advance will be received by the Administrative Agent no later than the Business Day prior to the consummation of Project Burn. If the consummation of Project Burn does not occur, such funds will be returned to the Tranche A Lenders without interest as if the conditions precedent for such borrowing were not satisfied.
•    On any Business Day thereafter prior to the Tranche A Facility Maturity Date, Tranche A Advances as requested by the Borrower in aggregate principal amount not in excess of the remaining amount of the Tranche A Facility Commitment but in an amount such that the aggregate principal amount of each such Tranche A Advance is equal to (a) 100% of the Revolving Credit Loans to be made by the Revolving Credit Lenders as part of the same borrowing request (such amount, the “Tranche A Advance Proceeds”), plus (b) the OID on such Tranche A Advance Proceeds Amount. The only conditions precedent relevant to the such Tranche A Advance being made to the Borrower shall be the delivery of a borrowing notice in accordance with the terms of the Amended Facility and the funding of the Revolving Credit Loans simultaneously therewith; provided that there shall be no obligation to fund Revolving Credit Loans, if such Tranche A Advance shall not have been made available to the Administrative Agent earlier than the Business Day prior to the requested date of such funding in an amount equal to the principal amount of the Tranche A Advance Proceeds.

On the date of each Tranche A Advance, the Borrower shall pay original issue discount (“OID”) in an amount equal to 10% of the Initial Tranche A Advance Proceeds or the applicable Tranche A Advance Proceeds Amount, the payment of which shall be netted against the applicable Tranche A Advance.
Prepayments of the Tranche A Facility without premium or penalty will be permitted only following the Revolving Credit Termination Date, but once pre-paid no portion of the Tranche A Facility may be re-borrowed.

BORROWER:	Babcock and Wilcox Enterprises, Inc. (the “Borrower”).
GUARANTORS:	Each of the Guarantors under the Existing Facility.
ADMINISTRATIVE AGENT:	Bank of America, N.A. (the “Administrative Agent”).

REVOLVING CREDIT LENDERS:	Each of the Lenders under the Existing Facility (the “Revolving Credit Lenders”).
TRANCHE A LENDERS:	Vintage Capital Management LLC and other lenders reasonably acceptable to Borrower and the Administrative Agent (the “Tranche A Lenders”).
MATURITY DATE:
The Tranche A Facility shall mature on the date that is one Business Day after the earlier of the (i) Revolving Credit Termination Date or (ii) the maturity date of the Existing Facility (“Tranche A Facility Maturity Date”).

CLOSING DATE:	The closing date shall occur on the date of execution of the Amended Facility and satisfaction of conditions precedent referred to therein (the “Closing Date”).
INTEREST RATE:
Amounts outstanding under the Tranche A Facility shall bear interest at a rate per annum equal to (x) the Eurocurrency Rate, plus 1400 bps or (y) the Base Rate, plus 1300 bps (the “Applicable Margin”).
Subject to the subordination provisions set forth below, interest for each Interest Period shall be paid as follows: 550 bps per annum of the Applicable Margin with respect to Eurocurrency Rate Loans (or 440 bps per annum with respect to Base Rate Loans) shall be payable in cash and the remainder of interest shall be paid-in-kind by adding such interest to the principal amount outstanding under the Tranche A Facility. During an Event of Default, all interest, including interest at the Default Rate, shall accrue without payment in accordance with the subordination provisions as set out below.
The Eurocurrency Rate with respect to the Tranche A Facility shall have no floor.
All calculations of interest and fees shall be made on the basis of actual number of days elapsed and a 360 day year.

INTEREST PAYMENT DATES:
In the case of Base Rate Loans, quarterly in arrears.
In the case of Eurocurrency Rate Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

FEES:
Borrower shall pay the following fees on the Initial Funding Date: (a) $2,000,000 (the “Closing Fee”) and (b) customary and reasonable reimbursement of expenses incurred by the Tranche A Lender solely in connection with closing the Tranche A Facility, the payment of all such amounts described in clauses (a) through (b) to be netted against the Initial Tranche A Advance.

COLLATERAL:
The obligations of the Borrower to the Tranche A Lenders in respect of the Tranche A Facility will be secured by a perfected first priority security interest in all of the Collateral, which security interest will be pari passu with the first priority security interest held for the benefit of the Revolving Credit Lenders, subject to the Subordination provisions as set forth below.

* * * SUBORDINATION PROVISIONS

PAYMENT SUBORDINATION:

All obligations under the Tranche A Facility (“Tranche A Obligations”) will be subordinated and junior in right of payment to all Obligations (“Revolving Credit Obligations”) and, except as otherwise expressly permitted by the Revolving Credit Lenders, will only be entitled to repayment after all Revolving Credit Obligations have been indefeasibly paid in full, in cash (other than contingent indemnification claims as to which no claim has been asserted) or, with respect to Letters of Credit constituting Revolving Credit Obligations, such Letters of Credit have been cash collateralized at 105% of face value, and all Commitments have been terminated or expired other than pursuant to cash management agreements or swap agreements, in each case, as to which satisfactory arrangements have been made with the applicable Revolving Credit Lender and/or its affiliate (the “Revolving Credit Termination Date”). For the avoidance of doubt, this payment subordination provision includes subordination of the Tranche A Obligations to interest on the Revolving Credit Obligations accruing after the commencement of a bankruptcy proceeding, whether or not such interest is an allowed claim against the Loan Parties. The Revolving Credit Lenders will consent to the Tranche A Lenders receiving the following payments prior to the Revolving Credit Termination Date: (i) regularly scheduled cash interest payments, (ii) the closing fee and reimbursement of reasonable and documented closing expenses payable on account of the Tranche A Facility, and (iii) a payment on account of OID, provided that (x) with respect to (ii) and (iii), such amounts are funded by the proceeds of the Tranche A Facility and (y) at the time of a payment with respect to regularly scheduled cash interest has become due, no Event of Default has occurred and is continuing. The Revolving Credit Lenders will not consent to the payment of any fees or expenses (other than the fees and expenses described in (ii) and (iii) of the preceding sentence) to the Tranche A Lenders.

TURNOVER:
Until the Revolving Credit Termination Date, any payments in cash or securities or otherwise, on account of interest, principles, fees or otherwise, received by the Tranche A Lenders in violation of the above subordination provision (including any distribution received in connection with a bankruptcy proceeding for any of the Loan Parties), shall be held in trust for the Revolving Credit Lenders and shall be paid over to the Administrative Agent for the benefit of such Revolving Credit Lenders.

ENFORCEMENT RIGHTS:
Until the Revolving Credit Termination Date, the Tranche A Lenders shall not have (x) any enforcement rights in any respect either as a secured or unsecured lender and (y) any unilateral ability to act against Collateral or any Loan Party or affiliate thereof. Notwithstanding the foregoing, the Tranche A Lenders shall be permitted to file a proof of claim or statement of interest and vote on a plan of reorganization to the extent set forth in the loan documents and the Tranche A Lenders may defend against any actions that seek to disallow all or any portion of the claims and liens of the Tranche A Lenders in respect of the Tranche A Obligations.

INFORMATION AND OTHER RIGHTS:
The Tranche A Lenders shall have no right to (i) attend any meeting or discussions (whether in person, via telephone or otherwise) among the Administrative Agent, any advisors retained by the Administrative Agent (including, without limitation, counsel and financial advisors) or any Revolving Credit Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by the Administrative Agent, any advisors retained by the Administrative Agent (including, without limitation, counsel and financial advisors) or any Revolving Credit Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives, or (iii) make or bring any claim, in its capacity as a Tranche A Lender, against the Administrative Agent, or any other Revolving Credit Lender with respect to any action taken or not taken by it in its capacity as the Administrative Agent or a Revolving Credit Lender (except to the extent such action or inaction is found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct. The Tranche A Lenders may receive from the Borrower all information that the Borrower has provided to the Administrative Agent.

RIGHTS UPON BANKRUPTCY OF A LOAN PARTY:
In the event that a case under the US Bankruptcy Code is commenced by or against any Loan Party prior to the Revolving Credit Termination Date:
•    Post-Petition Financing:  No Tranche A Lender may (i) offer to provide post-petition financing to the Loan Parties, (ii) support any other party that offers post-petition financing to the Loan Parties to the extent that one or more of the Revolving Credit Lenders are offering post-petition financing and (iii) object to any post-petition financing offered to the Loan Parties, including financing offered on a priming basis, by one or more of the Revolving Credit Lenders or to any use of cash collateral that is consented to by the Revolving Credit Lenders (so long as the adequate protection provisions set forth below are complied with).

•    Adequate Protection:  The Tranche A Lenders shall not be entitled to request or receive adequate protection except to the extent that the Revolving Credit Lenders receive adequate protection in the form of replacement liens and/or administrative claims, in which case, the Tranche A Lenders may request and receive the same such adequate protection; provided that (i) any replacement liens and administrative claim granted to or for the benefit of the Tranche A Lenders shall be subordinated to any replacement liens and administrative claim granted to the Revolving Credit Lenders in the same manner and to the same extent as their prepetition claims and (ii) the Tranche A Lenders agree that any plan of reorganization or liquidation for one or more of the Loan Parties may provide that any administrative claim received by or for the benefit of the Tranche A Lenders may be satisfied in a manner other than cash.

•    Appearance: Each of the Tranche A Lenders may appear in any such bankruptcy proceeding in its capacity as a Tranche A Lender; provided, however, that any Tranche A Lender may not oppose any action or position taken or relief sought by the Administrative Agent.

•    Voting on a Plan of Reorganization: The Tranche A Lenders shall not be permitted to vote in favor of any plan that that the Revolving Credit Lenders, as a class, votes against.

REQUIRED LENDERS:
Until the Revolving Credit Termination Date, for purposes of determining whether the “Required Lenders” or any other amount of requisite lenders (including all Lender votes) have (i) consented to any amendment, modification, waiver, consent or other action with respect to any terms of the Loan Documents or (ii) directed or required the Administrative Agent, the Collateral Agent or any Revolving Credit Lender to undertake any action with respect to the loan documents, the Tranche A Lenders shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by the Revolving Credit Lenders; provided, however, that without the consent of the Tranche A Lenders, the Existing Facility cannot be amended or modified to (a) reduce the interest rate or fees on the Tranche A Obligations, (b) increase the commitments with respect to the Tranche A Obligations, (c) waive any conditions to funding the Tranche A Advances, (d) reduce the principal amount of the Tranche A Obligations, (e) modify the expense reimbursement or indemnification provisions set forth herein, (f) extend the maturity date of the Tranche A Obligations to a date more than one Business Day following the maturity (as may be amended) of the Revolving Credit Obligations, or (g) modify the consent rights of the Tranche A Lenders set for the in (a) through (f) above.

INDEMNIFICATION BY TRANCHE A LENDERS:
The Tranche A Lenders agree to indemnify, defend and hold harmless the Administrative Agent and/or the Revolving Credit Lenders from and against any and all reasonable and documented expenses, losses, claims, damages, suits, proceedings and liabilities that are incurred by or threatened against the Administrative Agent and/or the Revolving Credit Lenders, including, but not limited to reasonable attorneys’ fees and expenses caused by or resulting from the breach of any representation, warranty, agreement or covenant of the Tranche A Lenders contained in the Existing Facility; provided that no Tranche A Lender shall be liable for the payment of any portion of the foregoing that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s and/or any Revolving Credit Lender’s own gross negligence, willful misconduct or breach in bad faith of the loan documents.

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EXPENSES AND INDEMNIFICATION OF TRANCHE A LENDERS	Subject to the subordination provisions set forth herein, same as the Revolving Credit Lenders benefit from in the Existing Facility.
REPRESENTATIONS, WARRANTIES & COVENANTS:
The documentation for the Tranche A Facility will contain representations, warranties and covenants substantially the same as in the Existing Facility but will not become operative until the Revolving Credit Obligations have been paid in full in cash.

EVENTS OF DEFAULT:
The documentation of the Facility will contain customary default provisions appropriate in the context of the proposed transaction. The failure of the Tranche A Lenders to make available any Tranche A Advance in accordance with the terms shall be an Event of Default

ASSIGNMENT:
No Tranche A Lender may assign all or any portion of its claims, except (x) to any other Tranche A Lender or any Affiliate of any Tranche A Lender and (y) with the prior written consent of the Borrower and the Administrative Agent (not to be unreasonably withheld) to an assignee that agrees to be bound by the terms of the Credit Agreement; provided, however, that B. Riley FBR, Inc. shall be deemed a reasonable assignee of such claims (but not, for the avoidance of doubt, the Tranche A Facility Commitment which determination of reasonableness may be made at a later date).

GOVERNING LAW:	State of New York.